MAA Announces Acquisition

MEMPHIS, Tenn., May 14, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Allure in Buckhead Village, a 230-unit mid-rise multi-family apartment community located in Atlanta, Georgia.

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Allure in Buckhead Village was developed in 2002 by Trammell Crow Residential and is located in the desirable Buckhead sub-market of Atlanta which is one of the nation's largest mixed-use development areas. The Buckhead sub-market combines offices, retail outlets, hotels, restaurants, entertainment and high-end residential. Major employers in the area include AT&T, IBM, Fidelity and Morgan Stanley.

MAA plans to complete a renovation of the apartment home interiors with upgrades including stainless steel appliances, new counter tops, and enhanced lighting and plumbing fixture packages. The community offers residents a mix of one and two-bedroom floor plans with 9' ceilings, high-end maple cabinetry throughout and an average apartment size of 979 square feet. In addition, residents can enjoy a resort-style swimming pool with sun deck, fitness center and outdoor kitchen.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are currently selling several of our properties in the Atlanta market and we are pleased to be recycling capital into this high-end property and location. We believe the investment will benefit from the strong leasing appeal of the area and, combined with our operating platform, will drive attractive growth in value for our shareholders."

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,155 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com